UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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dMY Squared Technology Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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dMY Squared Technology Group, Inc. Announces Postponement of Special Meeting to January 2, 2024

and Extension of Redemption Deadline to December 28, 2023

December 11, 2023 9:00 AM Eastern Standard Time

LAS VEGAS—(BUSINESS WIRE)—dMY Squared Technology Group, Inc. (NYSE American: DMYY.U, DMYY, DMYY.WS) (the “Company”), announced today that its previously announced special meeting (the “Special Meeting”) will be postponed from 9:30 a.m. Eastern Time on December 13, 2023 to 11:00 a.m. Eastern Time on January 2, 2024 (the “Postponement”). The Special Meeting is being held for the purpose of considering and voting on the proposals described in the Company’s revised definitive proxy statement, filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 11, 2023 (the “Revised Definitive Proxy Statement”), which includes, among other proposals, a proposal to amend the Company’s Amended and Restated Articles of Organization (the “Extension Amendment Proposal”) to extend the date by which the Company must consummate a business combination from January 4, 2024 to January 29, 2024 (the “Initial Extension”) and to allow the Company, without another shareholder vote, by resolution of the Company’s board of directors, to elect to further extend such date up to twenty-three times for an additional one month each time (each, an “Additional Extension”), until up to December 29, 2025. If the Extension Amendment Proposal is approved, the Company’s sponsor, dMY Squared Sponsor, LLC, its affiliates or its designees have agreed to deposit into the trust account established in connection with the Company’s initial public offering as a loan, (i) on or before January 4, 2024, with respect to the Initial Extension, an amount of $41,667, and (ii) one business day following the public announcement by the Company disclosing that the Board has determined to implement an Additional Extension, with respect to each such Additional Extension, an amount of $50,000.

The record date for determining the Company shareholders entitled to vote at the Special Meeting remains the close of business on November 13, 2023 (the “Record Date”) and the Revised Definitive Proxy Statement has been mailed to the Company’s shareholders of record as of such date. Shareholders as of the Record Date can vote on the proposals, even if they have subsequently sold their shares. Shareholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote need not take any action. Shareholders who have already voted and who want to change their vote should re-submit their vote by following the instructions included in the Revised Definitive Proxy Statement. Shareholders who have not yet voted are encouraged to vote as soon as possible.

As a result of the Postponement, the previously disclosed deadline of December 11, 2023 for delivery of redemption requests from the Company’s shareholders to the Company’s transfer agent has been extended to 5:00 p.m. Eastern Time on December 28, 2023 (two business days prior to the postponed Special Meeting). Shareholders who wish to withdraw their previously submitted redemption request may do so at any time prior to the redemption deadline or thereafter with the Company’s consent prior to the postponed Special Meeting by requesting that the Company’s transfer agent return such shares. If any such shareholders have questions or need assistance in connection with the Special Meeting, please contact the Company’s proxy solicitor, Morrow Sodali LLC, by calling (800) 662-5200 or by emailing DMYY.info@investor.morrowsodali.com.

About dMY Squared Technology Group, Inc.

dMY Squared Technology Group, Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on companies within the professional service industry that provide accounting, legal, financial, advisory or other services to public companies or private companies that are in the process of becoming public companies with enterprise valuations in the range of $500 million to $2 billion. The Company intends to specifically focus on companies that have strong, consistent revenue growth and cash flow.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements, including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Revised Definitive Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 30, 2023, and in its subsequent periodic reports and other filings with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

David Chung

dMY Squared Technology Group, Inc.

david@dmytechnology.com

(910) 850-5776